EXHIBIT 11.1



                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


     For the Six Months Ended December 31, 1996


                                                             Six Months Daily
                             Shares Outstanding              Weighted Average
                             ---------------------           ----------------------------
                                        Common      Number                  Fully
                             Common     Equivalent  of Days  Primary        Diluted
                             ---------  ----------  -------  -------------  -------------
      July 9, 1996           5,426,398  7,456,062      9     $  48,837,582  $  67,104,558
      July 10, 1996          5,462,054  7,491,718      1         5,462,054      7,491,718
      July 11, 1996          5,483,264  7,512,928      4        21,933,056     30,051,712
      July 15, 1996          5,498,370  7,528,034      2        10,996,740     15,056,068
      July 17, 1996          5,502,836  7,532,500      5        27,514,180     37,662,500
      July 22, 1996          5,513,970  7,543,634      1         5,513,970      7,543,634
      July 23, 1996          5,526,724  7,556,388      1         5,526,724      7,556,388
      July 24, 1996          5,531,968  7,561,632      2        11,063,936     15,123,264
      July 26, 1996          5,532,468  7,562,132      5        27,662,340     37,810,660
      July 31, 1996          5,532,592  7,562,256     12        66,391,104     90,747,072
      August 12, 1996        5,533,342  7,563,006      1         5,533,342      7,563,006
      August 13, 1996        5,534,342  7,564,006      8        44,274,736     60,512,048
      August 21, 1996        5,534,958  7,564,622      5        27,674,790     37,823,110
      August 26, 1996        5,535,208  7,564,872      2        11,070,416     15,129,744
      August 28, 1996        5,535,828  7,565,492      1         5,535,828      7,565,492
      September 30, 1996     5,537,328  7,566,992     33       182,731,824    249,710,736
      December 22, 1996      5,537,328  7,566,992     83       459,598,224    628,060,336
      December 31, 1996      5,539,178  7,568,842      9        49,852,602     68,119,578
                                                             -------------  -------------
      Total                                                  1,017,173,448  1,390,631,624
      Divide by Number of Days Included in Period                      184            184
                                                             -------------  -------------
      Weighted Average Shares Outstanding                        5,528,117      7,557,781
      Adjustment for Other Common Stock Equivalents
        (Stock Options)                                                            67,427
                                                             -------------  -------------
      Total                                                  $   5,528,117  $   7,625,208
                                                             =============  =============
      Net Income (Loss)                                      $  (1,103,000) $  (1,103,000)
      Dividends Declared on Preferred Shares                      (942,000)
                                                             -------------  -------------
      Net Income (Loss) Available to Common Shareholders     $  (2,045,000) $  (1,103,000)
                                                             =============  =============
      Earnings (Loss) Per Share                              $       (0.37) $       (0.37)
                                                             =============  =============

      Note:  Convertible Preferred Stock is antidilutive at December 31,
            1996.  Therefore, primary earnings per share is used.
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